Exhibit 99.1

NEWS RELEASE

THE NEWHALL LAND AND FARMING COMPANY
23823 Valencia Blvd - Valencia, CA 91355 - (661) 255-4000

Investor Contact:	Erik Higgins
(661) 255-4064

Media Contact:	Marlee Lauffer
(661) 255-4247

NEWHALL LAND ANNOUNCES APPEAL OF NEWHALL RANCH RULING

VALENCIA, California, December 29, 2003 — The Newhall Land and Farming Company (NYSE, PSE/NHL) announced today that a Notice of Appeal was filed in connection with the Kern County Superior Court ruling which discharged the preemptory writ of mandate in the Newhall Ranch lawsuit.  The Company is awaiting the appellate court’s briefing schedule.

As previously reported, a hearing before Judge Roger Randall took place on October 14, 2003 in Bakersfield, California.  The hearing was held to determine the sufficiency of the environmental documents for the Newhall Ranch Specific Plan, which were approved by the Los Angeles County Board of Supervisors on May 27, 2003.  Judge Randall’s ruling on October 22nd, which granted Los Angeles County’s motion to discharge the writ of mandate, expressed the court’s satisfaction with the adequacy of the additional environmental analysis that was performed at the court’s direction.  The Judge’s ruling is now being appealed.

Newhall Land is a premier community planner in north Los Angeles County.  Its primary activities are planning communities in Valencia, California and on Newhall Ranch, which together form one of the nation’s most valuable landholdings.  They are located on the Company’s 34,000 acres, 30 miles north of downtown Los Angeles.

Forward-Looking Information and Risk Factors

Except for historical matters, the matters discussed in this release are forward-looking statements that involve risks and uncertainties.  The Company has tried, wherever practical, to identify these forward-looking statements by using words like “anticipate,” “believe,” “estimate,” “project,” “expect,” “target,” “plan,” and similar expressions.  Forward-looking statements include, but are not limited to, statements about plans; opportunities; anticipated regulatory approvals; negotiations; market and economic conditions; development, construction and sales activities; and availability of financing.

You are cautioned not to place undue reliance on these forward-looking statements, which reflect current beliefs and are based on information currently available. The Company expressly undertakes no obligation to revise publicly or update these forward-looking statements to reflect future events or changes in circumstances.

These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance, or achievements to differ materially from those expressed in or implied by these statements, including the failure of any of the conditions to the closing of the merger to occur on a timely basis, or at all, including the failure of the pending application before the CPUC to be approved.  In addition, among the factors that could cause actual results to differ materially are:

•                  Changes in general, regional and local economic conditions and/or changes in general and local real estate markets.

•                  Competition in the real estate industry for residential, commercial and/or industrial land.

•                  Ability of buyers to obtain financing and fluctuations in interest rates.

•                  Successful completion of buyers’ due diligence, agreement with buyers on definitive terms or failure to close transactions.

•                  Occurrences such as earthquakes, fires, weather conditions or acts of violence or terrorism that might delay or increase the cost of land development or otherwise effect economic activity generally and within the region.

•                  Changes in environmental laws or regulations, or liability for environmental remediation on owned or formerly owned properties that could delay or prevent development or increase the costs of development of the Company’s properties.

•                  Delay in receipt of or denial of government approvals and entitlements for land, development, other political and discretionary government decisions or actions affecting the use of or access to land, or legal challenges to the issuance of approvals or entitlements.

For further information, please refer to Newhall Land’s annual report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Available Information

The Company’s electronic filings with the Securities and Exchange Commission are available free of charge through a link on the Company’s website as soon as reasonably practicable after such material is electronically filed with the Commission.  The Company’s website address is www.newhall.com.